Exhibit 99.1

CEA Industries ($BNC) Crosses Half-Million BNB Milestone

Louisville, CO, Oct. 21, 2025 - CEA Industries Inc. (Nasdaq: BNC) (“BNC” or the “Company”) today announced that it now holds a total of 500,000 BNB tokens, with an average acquisition cost of approximately $870 per BNB, representing a total invested amount of $435 million and an estimated BNB value of $546.8million as of 1:00PM ET, October 20, 2025. In addition, the Company retains approximately $50million in unencumbered cash and cash equivalents, bringing total crypto and cash holdings to $596.8 million.

This latest acquisition further reinforces its position as the world’s largest BNB treasury company and moving it closer to its stated goal of owning 1% of total supply by the end of 2025.

BNB has gained renewed momentum in recent weeks, even as the broader crypto market struggles to find stability, this was driven by a surge in institutional interest and real-world adoption. Coinbase has added BNB to the list of assets under consideration for full platform support, while China Merchants Bank International (CMBI) recently tokenized its USD money market fund on the BNB Chain, issuing new tokens for accredited investors. In parallel, China Renaissance has reportedly begun building a $600 million BNB-focused digital asset treasury, reflecting growing corporate alignment around the ecosystem. BNB Chain also reached a record 3.6 million daily active addresses last week, underscoring its expanding user base and utility.

David Namdar, CEO of CEA Industries (BNC), commented:

“Crossing the half-million BNB mark is more than a numerical milestone it’s validation of our conviction as we make rapid progress to our goal of owning 1% of total supply. As we see leading institutions like Coinbase, CMBI, and China Renaissance actively engaging with the BNB ecosystem, it’s clear that this asset is entering a new phase of institutional recognition.

We’ve always viewed BNB as more than a token, it’s the backbone of one of the most widely adopted blockchain infrastructures in the world. Our disciplined capital allocation strategy and long-term focus continue to differentiate BNC as we position ourselves to capture value across this rapidly expanding ecosystem.”

The Company’s recent executive appointments further reflect its focus on leadership depth, transparency, and strategic execution. Earlier this month, Carly E. Howard, JD, LLM, a seasoned legal executive with more than 20 years’ experience in corporate law and digital asset regulation, joined the Board as a Non-Executive Director. Shortly thereafter, Jon “Dr. J” Najarian, renowned CNBC and Fox Business contributor, veteran trader, and financial markets commentator, was appointed Chief Evangelist to expand BNC’s global visibility and investor engagement. These appointments strengthen BNC’s governance and market presence as it scales its digital asset treasury operations.

About CEA

CEA Industries Inc. (Nasdaq: BNC) is a growth-oriented company focused on building category-leading businesses in consumer markets, including managing the world’s largest corporate treasury of Binance Coin (BNB). BNC offers investors institutional-grade exposure to BNB.

Investor Relations:

James Carbonara, Hayden IR, LLC

james@haydenir.com

(646) 755-7412

Media Contacts:

BNC@cw8.co

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This press release specifically contains forward-looking statements regarding BNC’s expectations or beliefs regarding (i) the longevity of the Company’s position as the largest BNB treasury in the world; (ii) the long-term growth and adoption of the BNB ecosystem; (iii) BNC’s role in advancing BNB’s global adoption; (iv) the growth of interest from institutional partners and investors worldwide; (v) BNC being the most trusted and strategically positioned digital asset treasury; (vi) progress and achievement of the Company’s goals regarding BNB acquisition and staking, the long-term value of BNB, continued growth and advancement of the Company’s BNB treasury strategy and the applicable benefits to the Company; and (vii) BNC’s ability to scale its holdings and introduce innovative structures, which result in lasting value to shareholders. BNC wishes to caution readers that these forward-looking statements may be affected by risks and uncertainties in BNC’s business as well as other factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of BNC. Additional factors are disclosed in BNC’s filings with the SEC, including its Form 10-K filed on March 27, 2025, Form 10-KT filed on July 25, 2025, and Form S-3ASR filed on August 25, 2025, each as may be amended from time to time. Copies of BNC’s filings are available at www.sec.gov. BNC undertakes no obligation to update these statements except as required by law.